Exhibit 2(k)(1)

Original NYSE Listing Application

Form of Listing Agreement

Nothing in the following Agreement shall be so construed as to require the Issuer to do any acts in contravention of law or in violation of any rule or regulation of any public authority exercising jurisdiction over the Issuer.

Macquarie Global Infrastructure Total Return Fund Inc. (hereinafter called the “Corporation”), in consideration of the listing of the securities covered by this application, hereby agrees with the New York Stock Exchange (hereinafter called the “Exchange”), as follows:

I

1.	The Corporation will promptly notify the Exchange of any change in the general character or nature of its business.

2.	The Corporation will promptly notify the Exchange of any changes of officers or directors.

3.	The Corporation will promptly notify the Exchange in the event that it or any company controlled by it shall dispose of any property or of any stock interest in any of its subsidiary or controlled companies, if such disposal will materially affect the financial position of the Corporation or the nature or extent of its operations.

4.	The Corporation will promptly notify the Exchange of any change in, or removal of, collateral deposited under any mortgage or trust indenture, under which securities of the Corporation listed on the Exchange have been issued.

5.	The Corporation will:

a)	File with the Exchange four copies of all material mailed by the Corporation to its stockholders with respect to any amendment or proposed amendment to its Certificate of Incorporation.

b)	File with the Exchange a copy of any amendment to its Certificate of Incorporation, or resolution of Directors in the nature of an amendment, certified by the Secretary of the state of incorporation, as soon as such amendment or resolution shall have been filed in the appropriate state office.

c)	File with the Exchange a copy of any amendment to its By-Laws, certified by a duly authorized officer of the Corporation, as soon as such amendment shall have become effective.

6.	The Corporation will disclose in its annual report to shareholders, for the year covered by the report:

a)	The number of shares of its stock issuable under outstanding options at the beginning of the year; separate totals of changes in the number of shares of its stock under option resulting from issuance, exercise, expiration or cancellation of options; and the number of shares issuable under outstanding options at the close of the year.

b)	The number of unoptioned shares available at the beginning and at the close of the year for the granting of options under an option plan.

c)	Any changes in the exercise price of outstanding options, through cancellation and reissuance or otherwise, except price changes resulting from the normal operation of anti-dilution provisions of the options.

7.	The Corporation will report to the Exchange, within ten days after the close of a fiscal quarter, in the event any previously issued shares of any stock of the Corporation listed on the Exchange have been reacquired or disposed of, directly or indirectly, for the account of the Corporation during such fiscal quarter, such report showing separate totals for acquisitions and dispositions and the number of shares of such stock so held by it at the end of such quarter.

8.	The Corporation will promptly notify the Exchange of all facts relating to the purchase, direct or indirect, of any of its securities listed on the Exchange at a price in excess of the market price of such security prevailing on the Exchange at the time of such purchase.

9.	The Corporation will not select any of its securities listed on the Exchange for redemption otherwise than by lot or pro rata, and will not set a redemption date earlier than fifteen days after the date corporate action is taken to authorize the redemption.

10.	The Corporation will promptly notify the Exchange of any corporate action which will result in the redemption, cancellation or retirement, in whole or in part, of any of its securities listed on the Exchange, and will notify the Exchange as soon as the Corporation has notice of any other action which will result in any such redemption, cancellation or retirement.

11.	The Corporation will promptly notify the Exchange of action taken to fix a stockholders’ record date, or to close the transfer books, for any purpose, and will take such action at such time as will permit giving the Exchange at least ten days’ notice in advance of such record date or closing of the books.

12.	In case the securities to be listed are in temporary form, the Corporation agrees to order permanent engraved securities within thirty days after the date of listing.

13.	The Corporation will furnish to the Exchange on demand such information concerning the Corporation as the Exchange may reasonably require.

14.	The Corporation will not make any change in the form or nature of any of its securities listed on the Exchange, nor in the rights or privileges of the holders thereof, without having given twenty days’ prior notice to the Exchange of the proposed change, and having made application for the listing of the securities as changed if the Exchange shall so require.

15.	The Corporation will make available to the Exchange, upon request, the names of member firms of the Exchange which are registered owners of stock of the Corporation listed on the Exchange if at any time the need for such stock for loaning purposes on the Exchange should develop, and in addition, if found necessary, will use its best efforts with any known large holders to make reasonable amounts of such stock available for such purposes in accordance with the rules of the Exchange.

16.	The Corporation will promptly notify the Exchange of any diminution in the supply of stock available for the market occasioned by deposit of stock under voting trust agreements or other deposit agreements, if knowledge of any such actual or proposed deposits should come to the official attention of the officers or directors of the Corporation.

17.	The Corporation will make application to the Exchange for the listing of additional amounts of securities listed on the Exchange sufficiently prior to the issuance thereof to permit action in due course upon such application.

II

1.

The Corporation will publish at least once a year and submit to its stockholders at least fifteen days in advance of the annual meeting of such stockholders and not later than three months after the close of the last preceding fiscal year of the Corporation a balance sheet as of the end of such fiscal year, and a surplus and income statement for such fiscal year of the Corporation as a separate corporate entity and of each corporation in which it holds directly or indirectly a majority of the equity stock; or in lieu thereof, eliminating all intercompany transactions, a consolidated balance sheet of the Corporation and its subsidiaries as of the end of its last previous fiscal year, and a consolidated surplus statement and a consolidated income statement of the Corporation and its subsidiaries for such fiscal year. If any such consolidated statement shall exclude corporations a majority of whose equity stock is owned directly or indirectly by the Corporation: (a) the caption of. or a note to, such statement will show the degree of consolidation; (b) the consolidated income account will reflect, either in a footnote or otherwise, the parent company’s proportion of the sum of, or difference between, current earnings or losses and the dividends of such unconsolidated subsidiaries for the period of the report; and (c) the consolidated balance sheet will reflect, either in a footnote or otherwise, the extent to which the equity of the parent company in such subsidiaries has been increased or diminished since the date of acquisition as a result of profits, losses and distributions.

Appropriate reserves, in accordance with good accounting practice, will be made against profits arising out of all transactions with unconsolidated subsidiaries in either parent company statement or consolidated statements. Such statements will reflect the existence of any default in interest, cumulative dividend requirements, sinking fund or redemption fund requirements of the Corporation and of any controlled corporation, whether consolidated or unconsolidated.

2.	All financial statements contained in annual reports of the Corporation to its stockholders will be audited by independent public accountants qualified under the laws of some state or country, and will be accompanied by a copy of the certificate made by them with respect to their audit of such statements showing the scope of such audit and the qualifications, if any, with respect thereto.

The Corporation will promptly notify the Exchange if it changes its independent public accountants regularly auditing the books and accounts of the Corporation.

3.	All financial statements contained in annual reports of the Corporation to its stockholders shall be in the same form as the corresponding statements contained in the listing application in connection with which this Listing Agreement is made, and shall disclose any substantial items of unusual or non-recurrent nature.

4.	The Corporation will publish quarterly statements of earnings on the basis of the same degree of consolidation as in the annual report. Such statements will disclose any substantial items of unusual or non-recurrent nature and will show either net income before and after federal income taxes or net income and the amount of federal income taxes.

5.	The Corporation will not make, nor will it permit any subsidiary directly or indirectly controlled by it to make, any substantial charges against capital surplus, without notifying the Exchange. If so requested by the Exchange, the Corporation will submit such charges to stockholders for approval or ratification.

6.	The Corporation will not make any substantial change, nor will it permit any subsidiary directly or indirectly controlled by it to make any substantial change, in accounting methods, in policies as to depreciation and depletion or in bases of valuation of inventories or other assets, without notifying the Exchange and disclosing the effect of any such change in its next succeeding interim and annual report to its stockholders.

7.	The Corporation will maintain an audit committee in conformity with Exchange requirements (effective 6-30-78).

III

1.	The Corporation will maintain in the Borough of Manhattan, City of New York, in accordance with the requirements of the Exchange:

a)	An office or agency where the principal of and interest on all bonds of the Corporation listed on the Exchange shall be payable and where any such bonds which are registerable as to principal or interest may be registered.

b)	An office or agency where:

(1)	All stock of the Corporation listed on the Exchange shall be transferable.

(2)	Checks for dividends and other payments with respect to stock listed on the Exchange may be presented for immediate payment.

(3)	Scrip issued to holders of a security listedon the Exchange and representing a fractional interest in a security listed on the Exchange will, during the period provided for consolidation thereof, be accepted for such purpose.

(4)	A security listed on the Exchange which is convertible will be accepted for conversion.

If at any time the transfer office or agency for a security listed on the Exchange shall be located north of Chambers Street, the Corporation will arrange, at its own cost and expense, that its registrar’s office, or some other suitable office satisfactory to the Exchange and south of Chambers Street, will receive and redeliver all securities there tendered for the purpose of transfer.

If the transfer books for a security of the Corporation listed on the Exchange should be closed permanently, the Corporation will continue to split up certificates for such security into certificates of smaller denominations in the same name so long as such security continues to be dealt in on the Exchange.

If checks for dividends or other payments with respect to stock listed on the Exchange are drawn on a bank located outside the City of New York, the Corporation will also make arrangements for payment of such checks at a bank, trust company or other agency located in the Borough of Manhattan, City of New York.

c)	A registrar where stock of the Corporation listed on the Exchange shall be registerable. Such registrar shall be a bank or trust company not acting as transfer agent for the same security.

2.	The Corporation will not appoint a transfer agent, registrar or fiscal agent of, nor a trustee under a mortgage or other instrument relating to, any security of the Corporation listed on the Exchange without prior notice to the Exchange, and the Corporation will not appoint a registrar for its stock listed on the Exchange unless such registrar, at the time of its appointment becoming effective, is qualified with the Exchange as a registrar for securities listed on the Exchange, nor will the Corporation select an officer or director of the Corporation as a trustee under a mortgage or other instrument relating to a security of the Corporation listed on the Exchange.

3.	The Corporation will have on hand at all times a sufficient supply of certificates to meet the demands for transfer. If at any time the stock certificates of the Corporation do not recite the preferences of all classes of its stock, it will furnish to its stockholders, upon request and without charge, a printed copy of preferences of all classes of such stock.

4.

The Corporation will publish immediately to the holders of any of its securities listed on the Exchange any action taken by the Corporation with respect to dividends or to the allotment of rights to subscribe or to any rights or benefits pertaining to the ownership of its securities listed on the Exchange; and will give prompt notice to the Exchange of any such action; and will afford the holders of its securities listed on the Exchange a proper period within which to record their interests and to exercise their rights; and will issue all such rights or benefits in form approved by the Exchange and will make the same transferable, exercisable, payable and deliverable in the Borough of Manhattan in the City of New York.

5.	The Corporation will solicit proxies for all meetings of stockholders.

6.	The Corporation will issue new certificates for securities listed on the Exchange replacing lost ones forthwith upon notification of loss and receipt of proper indemnity. In the event of the issuance of any duplicate bond to replace a bond which has been alleged to be lost, stolen or destroyed and the subsequent appearance of the original bond in the hands of an innocent bondholder, either the original or the duplicate bond will be taken up and cancelled and the Corporation will deliver to such holder another bond theretofore issued and outstanding.

7.	The Corporation will pay when due any applicable Listing Fees established from time to time by the Exchange.

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